CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Step-Up Callable Notes due 2023	$37,000,000	$1,454.10

May 2008 Pricing Supplement No. 653 Registration Statement No. 333-131266 Dated May 15, 2008 Filed pursuant to Rule 424(b)(2)
INTEREST RATE STRUCTURED PRODUCTS
Senior Fixed Rate Step-Up Callable Notes due May 19, 2023
Global Medium Term Notes, Series F

We, Morgan Stanley, have the right to redeem the notes on any interest payment date, beginning May 19, 2011.  The amount of interest payable on the notes will increase in increments every three years.   We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities – Description of Fixed Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.

FINAL TERMS
Issuer:	Morgan Stanley	Issuer ratings:	Moody’s: Aa3 / S&P: AA- (each negative outlook)*
Aggregate principal amount:	$37,000,000
Stated principal amount:	$1,000
Issue price:	$1,000 (100%)
Pricing date:	May 15, 2008
Original issue date:	May 19, 2008
Interest accrual date:	May 19, 2008
Maturity date:	May 19, 2023
Interest rate:
6.00%, from and including the original issue date to but excluding May 19, 2011
6.25%, from and including May 19, 2011 to but excluding May 19, 2014
6.50%, from and including May 19, 2014 to but excluding May 19, 2017
6.75%, from and including May 19, 2017 to but excluding May 19, 2020
7.00%, from and including May 19, 2020 to but excluding May 19, 2023

Interest payment period:	Semi-Annually
Interest payment dates:
The 19th of each May and November, beginning November 19, 2008; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day-count convention:	30/360
Redemption:
Beginning May 19, 2011, we have the right to redeem all of these notes on any redemption date and pay to you 100% of the stated principal amount per note plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to redeem the notes, we will give you notice at least 10 calendar days before the redemption date specified in the notice.

Redemption percentage at redemption date:	100%
Redemption dates:	Quarterly on each February 19, May 19, August 19, and November 19, beginning on May 19, 2011
Specified currency:	U.S. dollars
Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	The Bank of New York
Listing:	The notes will not be listed on any securities exchange.
Denominations:	$1,000 / $1,000
CUSIP:	61745ETE1
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note:	100%	2.00%	98.00%
Total:	$37,000,000	$740,000	$36,260,000

(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

* The ratings listed above have been assigned to the issuer and reflect each rating agency's views of the likelihood that we will honor our obligation to pay the principal amount at maturity and the interest, if any, payable under the terms of the notes and do not address the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The ratings assigned by the rating agencies reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold the notes and are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

Senior Fixed Rate Step-Up Callable Notes due May 19, 2023

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

May 2008	Page 2